UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2021

Spark Networks SE

(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Kohlfurter Straße 41/43

Berlin Germany 1099

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (+49) 30 868 000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	NYSE American
Ordinary shares, €1.00 nominal value per share*	LOV	NYSE American

*	Not for trading purposes, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported on a Form 8-K filed on March 3, 2021, Spark Networks SE (the “Company”) received a written notice on February 25, 2021, from Blue Torch Finance LLC, the administrative agent (the “Administrative Agent”) under that certain Loan Agreement, dated as of July 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, certain of the Company’s subsidiaries, the lenders from time to time party thereto and the Administrative Agent, asserting that certain events of default have occurred under the Loan Agreement as a result of (i) certain patents and patent applications of the Company not being listed on the perfection certificate delivered by the Company to the Administrative Agent and (ii) certain errors relating to the amount of the Company’s taxes.

On March 5, 2021, the Company entered into a Limited Waiver under Loan Agreement with the Administrative Agent and the lenders pursuant to which the foregoing defaults under the Loan Agreement were waived.    In consideration of the waiver, the Company agreed to pay the Administrative Agent, for the ratable benefit of the lenders, a fee equal to US$523,320 upon the execution of the Limited Waiver under Loan Agreement, plus US$261,660 paid in kind by capitalizing such amount into the principal balance under the Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on February 12, 2021, the Company and Bert Althaus, the Company’s Chief Financial Officer and a Managing Director, agreed that Mr. Althaus would be leaving the Company effective as of September 30, 2021. On March 3, 2021, the Company and Mr. Althaus entered into a termination agreement (the “Termination Agreement”), pursuant to which Mr. Althaus will resign from his position as a Managing Director, effective as of March 31, 2021, but will remain employed by the Company as Chief Financial Officer until September 30, 2021 (the “Termination Date”) in order to facilitate a transition of his duties and job responsibilities. In addition, pursuant to the Termination Agreement, Mr. Althaus shall receive (i) his contractual gross fixed salary until the Termination Date, (ii) a bonus in the amount of EUR 75,000 for the year 2020 and (iii) a severance payment of EUR 156,250. The Termination Agreement also provides that virtual share options granted to Mr. Althaus under the Company’s 2020 Long Term Incentive Plan shall continue to vest until July 31, 2021, and Mr. Althaus shall be entitled to retain all virtual share options vested but not yet exercised as of July 31, 2021. The foregoing description of the Termination Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Termination Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Termination Agreement, dated as of March 3, 2021, between the Company, SparkNetworks Services GmbH and Bert Althaus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2021	By:	/s/ Gitte Bendzulla
Gitte Bendzulla
Chief Operating Officer and Chief Legal Officer